Exhibit 99.4

Letter to CDS Clearing and Depository Services Inc. Participants
Offer to Exchange
All Outstanding 7½% CAD Senior Subordinated Notes due 2017
for
7½% CAD Senior Subordinated Notes due 2017
of

IRON MOUNTAIN CANADA CORPORATION

(the continuing company under an amalgamation
involving Iron Mountain Nova Scotia Funding Company)

Fully and Unconditionally Guaranteed By

IRON MOUNTAIN INCORPORATED

and certain of its subsidiaries
Pursuant to the Prospectus dated                , 2007

THE EXCHANGE OFFER WILL EXPIRE AT _____ P.M., NEW YORK CITY TIME, ON                , 2007, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, IS REFERRED TO AS THE EXPIRATION DATE).  OUTSTANDING NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To CDS Clearing and Depository Services Inc. Participants:

We are enclosing herewith the material listed below relating to the offer by Iron Mountain Canada Corporation, hereinafter referred to as “we,” “us,” or “our,” to exchange our 7 ½% CAD Senior Subordinated Notes due 2017, or the exchange notes, which have been registered under the United States Securities Act of 1933, as amended, or the Securities Act, for a like principal amount of our issued and outstanding 7 ½% Senior Subordinated Notes due 2017, the outstanding notes, upon the terms and subject to the conditions set forth in our prospectus, dated               , 2007, and the related letter of transmittal, which together constitute the “exchange offer.”

Enclosed are copies of the following documents:

1.      Prospectus, dated               , 2007;

2.      Letter of transmittal (together with accompanying Form W-9 and instructions);

3.      Notice of guaranteed delivery; and

4.      Letter that may be sent to your clients for whose account you hold outstanding notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the exchange offer.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the expiration date. The exchange offer is not conditioned upon any minimum number of outstanding notes being tendered.

Pursuant to the letter of transmittal, each holder of outstanding notes will represent to us that:

(1)   any exchange notes that the holder will acquire under the exchange offer will be acquired in the ordinary course of business;

(2)   the holder has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution, within the meaning of the Securities Act, of any exchange notes issued to the holder;

(3)   the holder is not a broker-dealer tendering outstanding notes acquired directly from us for the holder’s own account;

(4)   the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours; and

(5)   the holder is not prohibited by any law or policy of the United States Securities and Exchange Commission from participating in the exchange offer.

If the holder is a broker-dealer (whether or not it is also an “affiliate”) that will receive exchange notes for its own account in exchange for outstanding notes, it will represent that the outstanding notes were acquired as a result of market making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes, the broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed letter to clients contains an authorization by the beneficial owners of the outstanding notes for you to make the foregoing representations.

We will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of outstanding notes pursuant to the exchange offer. We will pay or cause to be paid any transfer taxes payable on the transfer of outstanding notes to it, except as otherwise provided in Instruction 6 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,
Iron Mountain Canada Corporation